Exhibit 99.1
Delek US Holdings Reports Fourth Quarter 2020 Results

•Underlying cost improvements and capital reductions across the portfolio position the company well for 2021
•COVID-19 vaccination uptake provides an increasing demand backdrop going forward
•Robust outlook for the retail segment with line of sight for strong growth potential
•“Capital light” approach to renewable diesel with $13 million option to acquire a one-third economic interest in GCE Holdings Acquisitions
•Expecting another 5% distribution growth year-over-year at Delek Logistics in 2021

BRENTWOOD, Tenn.-- February 23, 2021 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2020. Delek US reported a fourth quarter 2020 net loss of $(293.2) million, or $(3.98) per share, versus net income of $32.7 million, or $0.44 per diluted share, for the quarter ended December 31, 2019. On an adjusted basis, which excludes the impact of a goodwill impairment of $126 million (pre-tax), Delek US reported an Adjusted net loss of $(204.0) million, or $(2.77) per share, for the fourth quarter 2020. This compares to Adjusted net loss of $(8.6) million, or $(0.11) per share, in the prior-year. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $(137.6) million for the fourth quarter compared to Adjusted EBITDA of $65.4 million in the prior year. Reconciliations of net income (loss) reported under U.S. GAAP to Adjusted net income (loss) and Adjusted EBITDA are included in the financial tables attached to this release.

Adjusted quarterly results include approximately $(38.1) million (after-tax), or $(0.52) per share, of headwinds which is comprised of the following: a net unfavorable impact of $(9.1) million pre-tax from a combination of negative "other inventory impact" partially offset by profit on the sale of purchased products. These items are outlined in the tables on page 14. There are additional inventory hedging losses in the amount of $(21.0) million pre-tax, outlined by segment in the table on page 10. Also included in results were approximately $(19.0) million pre-tax, or ($0.20) per share (after-tax) of accelerated depreciation related to asset rationalization.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Delek remains well positioned entering 2021, supported by cost and capital reduction initiatives. COVID-19 vaccinations should lead to an improving macro backdrop and Delek is positioned to benefit with no planned turnaround activity in the second half of the year. Our 80% ownership in DKL continues to perform well, with the company forecasting another 5% distribution increase in 2021. In renewable diesel, we established a ‘capital light’ approach by retaining a low-cost option of $13 million to acquire a one-third economic interest in GCE Holdings Acquisitions, which indirectly owns and operates the Bakersfield, CA refinery. The retail segment has offered stability but also provides strong growth potential underpinned by attractive returns relative to other areas within energy."

Mr. Yemin continued, "We are excited about the addition of Laurie Tolson to our board, who brings a strong technology background. We believe implementation of advanced technologies can further enhance efficiencies and reliability in our business over the medium to longer term, and look forward to leveraging Ms. Tolson’s experience as we continue these efforts."

Liquidity
As of December 31, 2020, Delek US had a cash balance of $787.5 million and total consolidated long-term debt of $2,348.4 million, resulting in net debt of $1,560.9 million. As of December 31, 2020, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $992.3 million of total debt and $4.2 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $783.3 million in cash and $1,356.1 million of debt, or a $572.8 million net debt position. We recorded a federal income tax receivable totaling $156 million as of December 31, 2020, related to the federal net operating loss carryback, of which we expect to collect approximately $136 million in the first half of 2021.

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Refining Segment
Refining contribution margin decreased to $(82.0) million in the fourth quarter 2020 from $127.8 million in the fourth quarter 2019. Adjusted refining contribution margin was $(126.9) million in the fourth quarter 2020 compared to $88.8 million in the fourth quarter 2019. The current period adjusted refining contribution margin reflects $(13.6) million of unfavorable other inventory impact, $4.5 million of gains related to the sale of purchased product, and $(24.3) million additional inventory hedging losses, coupled with a $(4.1) million loss from fixed price crude cost transactions. Other inventory impacts, aside from lower of cost or market/net realizable value ("LCM"), are outlined by refinery in the tables on page 16.

On a year-over-year basis, results were reduced primarily due to lower crude oil differentials and crack spreads as a result of decreased demand due to COVID-19. During the fourth quarter 2020, Delek US's benchmark crack spreads were down an average of approximately 48.5% from prior-year levels. Additionally, the realized Midland-Cushing crude oil premium was $0.15 per barrel compared to a realized discount of $0.37 per barrel in the prior-year period. These factors were partially offset by the crude oil futures market that was in contango of $0.35 per barrel in the fourth quarter 2020 compared to backwardation of $0.09 per barrel in the fourth quarter 2019.

Logistics Segment
The logistics segment contribution margin in the fourth quarter 2020 was $62.2 million compared to $42.5 million in the fourth quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Big Spring Gathering System and Trucking Assets, increased crude gathering, and a reduction in operating expenses by $7.5 million due to a decrease in contract services and a lack of environmental remediation costs that were incurred in 2019. These items were partially offset by lower revenue in the West Texas wholesale business.

Retail Segment
For the fourth quarter 2020, contribution margin was $12.7 million compared to $12.1 million in the prior-year period for the retail segment. Merchandise sales were approximately $75.9 million with an average retail margin of 30.1% in the fourth quarter 2020, compared to merchandise sales of approximately $72.9 million with an average retail margin of 30.6% in the prior-year period. Approximately 41.5 million retail fuel gallons were sold at an average margin of $0.33 per gallon in the fourth quarter 2020 compared to 51.5 million retail fuel gallons sold at an average margin of $0.29 per gallon in the fourth quarter 2019. In the fourth quarter 2020, the average merchandise store count was 253 compared to 258 in the prior-year period. On a same store sales basis in the fourth quarter 2020, merchandise sales increased 2.2% and fuel gallons sold decreased 22.7% compared to the prior-year period.

Corporate/Other
Contribution margin from Corporate/Other was a loss of $25.4 million in the fourth quarter 2020 compared to a loss of $11.0 million in the prior-year period. Hedging gains (losses) related to the refining segment have been reclassified from the Corporate/Other segment to the refining segment beginning in the first quarter of 2020 and have been retrospectively reclassified in 2019 for comparison purposes.

The Wink to Webster crude oil pipeline, in which Delek US has an indirect investment stake through our 50% equity ownership in a financing joint venture with MPLX, continues progressing, with segments and assets expected to come on-line throughout 2021.The Midland-to-Webster segment of the Wink to Webster Pipeline System was commissioned in January 2021, and is now operating. The 36-inch diameter pipeline, which is underpinned by a significant volume of long-term commitments, will originate in the Permian Basin and have destination points in the Houston market.

Fourth Quarter 2020 Results | Conference Call Information
Delek US will hold a conference call to discuss its fourth quarter 2020 results on Wednesday, February 24, 2021 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter 2020 earnings conference call that will be held on Wednesday, February 24, 2021 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

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About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 80% (including the general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail operates approximately 253 convenience stores in central and West Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; cost reductions; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.
Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, including uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; Delek US' ability to realize cost reductions; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

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Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Adjusting items - certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends;
•Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for relevant Adjusting items recorded during the period;
•Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;
•Adjusted EBITDA - calculated as EBITDA adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;
•Adjusted segment contribution margin - calculated as Segment contribution margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment contribution margin;
•Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;
•Adjusted refining margin - calculated as refining margin adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that impact refining margin and that, where applicable, can be identified and/or are measured and recognized at the refinery level;
•Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and
•Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;
We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved relevant comparability between periods, to peers or to market metrics through the inclusion of retroactive regulatory or other adjustments as if they had occurred in the prior periods they relate to, or through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$787.5	$955.3
Accounts receivable, net	527.9	792.6
Inventories, net of inventory valuation reserves	727.7	946.7
Other current assets	256.4	268.7
Total current assets	2,299.5	2,963.3
Property, plant and equipment:
Property, plant and equipment	3,519.5	3,362.8
Less: accumulated depreciation	(1,152.3)	(934.5)
Property, plant and equipment, net	2,367.2	2,428.3
Operating lease right-of-use assets	182.0	183.6
Goodwill	729.7	855.7
Other intangibles, net	107.8	110.3
Equity method investments	363.6	407.3
Other non-current assets	84.3	67.8
Total assets	$6,134.1	$7,016.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,144.0	$1,599.7
Current portion of long-term debt	33.4	36.4
Obligation under Supply and Offtake Agreements	129.2	332.5
Current portion of operating lease liabilities	50.2	40.5
Accrued expenses and other current liabilities	546.4	346.8
Total current liabilities	1,903.2	2,355.9
Non-current liabilities:
Long-term debt, net of current portion	2,315.0	2,030.7
Obligation under Supply and Offtake Agreements	224.9	144.8
Environmental liabilities, net of current portion	107.4	137.9
Asset retirement obligations	37.5	68.6
Deferred tax liabilities	255.5	267.9
Operating lease liabilities, net of current portion	131.8	144.3
Other non-current liabilities	33.7	30.9
Total non-current liabilities	3,105.8	2,825.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,356,868 shares and 90,987,025 shares issued at December 31, 2020 and 2019, respectively	0.9	0.9
Additional paid-in capital	1,185.1	1,151.9
Accumulated other comprehensive (loss) income	(7.2)	0.1
Treasury stock, 17,575,527 shares and 17,516,814 shares, at cost, as of December 31, 2020 and 2019, respectively	(694.1)	(692.2)
Retained earnings	522.0	1,205.6
Non-controlling interests in subsidiaries	118.4	169.0
Total stockholders’ equity	1,125.1	1,835.3
Total liabilities and stockholders’ equity	$6,134.1	$7,016.3

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except share and per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net revenues	$1,882.2	$2,283.7	$7,301.8	$9,298.2
Cost of sales:
Cost of materials and other	1,776.9	1,926.0	6,841.2	7,657.2
Operating expenses (excluding depreciation and amortization presented below)	113.7	161.8	462.0	580.2
Depreciation and amortization	81.6	45.0	241.6	170.7
Total cost of sales	1,972.2	2,132.8	7,544.8	8,408.1
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	24.1	24.5	97.8	102.0
General and administrative expenses	63.9	77.4	248.3	274.7
Depreciation and amortization	8.6	2.6	26.0	23.6
Impairment of goodwill	126.0	—	126.0	—
Other operating expense (income), net	1.5	(1.8)	(13.1)	(2.5)
Total operating costs and expenses	2,196.3	2,235.5	8,029.8	8,805.9
Operating (loss) income	(314.1)	48.2	(728.0)	492.3
Interest expense	31.0	35.7	129.0	131.1
Interest income	(0.2)	(2.3)	(3.3)	(11.3)
Income from equity method investments	(1.7)	(5.9)	(30.3)	(34.3)
Gain on sale on non-operating refinery	—	—	(56.8)	—
Other (income) expense, net	(0.1)	0.8	(3.5)	4.1
Total non-operating expense, net	29.0	28.3	35.1	89.6
(Loss) income before income tax (benefit) expense	(343.1)	19.9	(763.1)	402.7
Income tax (benefit) expense	(58.1)	(12.1)	(192.7)	71.7
(Loss) income from continuing operations, net of tax	(285.0)	32.0	(570.4)	331.0
Discontinued operations:
Income from discontinued operations, including loss on sale of discontinued operations	—	7.6	—	6.6
Income tax expense	—	1.6	—	1.4
Income from discontinued operations, net of tax	—	6.0	—	5.2
Net (loss) income	(285.0)	38.0	(570.4)	336.2
Net income attributed to non-controlling interests	8.2	5.3	37.6	25.6
Net (loss) income attributable to Delek	$(293.2)	$32.7	$(608.0)	$310.6

Basic (loss) income per share:
(Loss) income from continuing operations	$(3.98)	$0.36	$(8.26)	$4.03
Income from discontinued operations	—	0.08	$—	$0.07
Basic (loss) income per share	$(3.98)	$0.44	$(8.26)	$4.10

Diluted (loss) income per share:
(Loss) income from continuing operations	$(3.98)	$0.36	$(8.26)	$3.99
Income from discontinued operations	—	0.08	$—	$0.07
Diluted (loss) income per share	$(3.98)	$0.44	$(8.26)	$4.06
Weighted average common shares outstanding:
Basic	73,736,637	74,042,343	73,598,389	75,853,187
Diluted	73,736,637	74,700,926	73,598,389	76,574,091
Dividends declared per common share outstanding	$—	$0.30	$0.93	$1.14

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$116.9	$126.8	$(282.9)	$575.2
Cash flows from investing activities:
Net cash used in investing activities	(28.3)	(181.8)	(191.3)	(691.3)
Cash flows from financing activities:
Net cash (used in) provided by financing activities	(109.0)	3.9	306.4	(7.9)
Net decrease in cash and cash equivalents	(20.4)	(51.1)	(167.8)	(124.0)
Cash and cash equivalents at the beginning of the period	807.9	1,006.4	955.3	1,079.3
Cash and cash equivalents at the end of the period	$787.5	$955.3	$787.5	$955.3

COVID-19 Tax Legislative Changes
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was enacted into law. The Act includes several significant provisions for corporations, including the usage of net operating losses, interest deductions and payroll benefits.  Pursuant to the provisions of the CARES Act, we recognized $16.8 million of current federal income tax benefit for the year ended December 31, 2020 (none of which was recognized in the fourth quarter) attributable to anticipated tax refunds from net operating loss carrybacks to prior 35% tax rate years. Additionally, we recorded a federal income tax receivable totaling $156.2 million as of December 31, 2020 related to the net operating loss carryback, which we expect to collect $135.6 million in the first half of 2021 and the remaining balance within eighteen months.

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,341.4	$50.0	$160.0	$330.8	$1,882.2
Inter-segment fees and revenues	107.9	90.1	—	(198.0)	—
Operating costs and expenses:
Cost of materials and other	1,431.1	63.2	123.6	159.0	1,776.9
Operating expenses (excluding depreciation and amortization presented below)	100.2	14.7	23.7	(0.8)	137.8
Segment contribution margin	$(82.0)	$62.2	$12.7	$(25.4)	$(32.5)
Depreciation and amortization	$66.0	$11.3	$4.1	$8.8	90.2
Impairment of goodwill	$126.0	$—	$—	$—	126.0
General and administrative expenses					63.9
Other operating loss, net					1.5
Operating loss					$(314.1)
Capital spending (excluding business combinations)	$20.1	$8.5	$0.9	$2.1	$31.6

	Three Months Ended December 31, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,999.1	$68.7	$197.8	$18.1	$2,283.7
Inter-segment fees and revenues	162.8	69.9	—	(232.7)	—
Operating costs and expenses:
Cost of materials and other	1,898.4	73.8	162.8	(209.0)	1,926.0
Operating expenses (excluding depreciation and amortization presented below)	135.7	22.3	22.9	5.4	186.3
Segment contribution margin	$127.8	$42.5	$12.1	$(11.0)	$171.4
Depreciation and amortization	$35.4	$6.9	$(0.3)	$5.6	47.6
General and administrative expenses					77.4
Other operating income, net					(1.8)
Operating income					$48.2
Capital spending (excluding business combinations)	$72.8	$3.7	$6.2	$20.6	$103.3

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$5,363.1	$183.6	$681.7	$1,073.4	$7,301.8
Inter-segment fees and revenues	454.6	379.8	—	(834.4)	—
Operating costs and expenses:
Cost of materials and other	5,745.5	269.1	523.6	303.0	6,841.2
Operating expenses (excluding depreciation and amortization presented below)	402.7	56.2	90.5	10.4	559.8
Segment contribution margin	$(330.5)	$238.1	$67.6	$(74.4)	$(99.2)
Depreciation and amortization	$198.3	$35.7	$13.2	$20.4	267.6
Impairment of goodwill	$126.0	$—	$—	$—	126.0
General and administrative expenses					248.3
Other operating income, net					(13.1)
Operating loss					$(728.0)
Capital spending (excluding business combinations)	$201.0	$15.8	$9.1	$13.7	$239.6

	Year Ended December 31, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$8,095.9	$323.0	$838.0	$41.3	$9,298.2
Inter-segment fees and revenues	702.6	261.0	—	(963.6)	—
Operating costs and expenses:
Cost of materials and other	7,528.2	336.5	684.7	(892.2)	7,657.2
Operating expenses (excluding depreciation and amortization presented below)	492.4	74.1	94.8	20.9	682.2
Segment contribution margin	$777.9	$173.4	$58.5	$(51.0)	$958.8
Depreciation and amortization	$134.3	$26.7	$11.2	$22.1	194.3
General and administrative expenses					274.7
Other operating income, net					(2.5)
Operating income					$492.3
Capital spending (excluding business combinations)	$266.6	$9.9	$20.5	$131.1	$428.1
(1)The refining segment results of operations for the three months and year ended December 31, 2019, includes hedging (losses) gains, a component of cost of materials and other, of $(33.7) million and $16.3 million, respectively, which was previously included and reported in corporate, other and eliminations.

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Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
	Three Months Ended December 31, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(4.8)	$—	$—	$—	$(4.8)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	19.6	(0.4)	—	(0.5)	18.7
Total inventory/commodity unrealized hedging gain (loss)	14.8	(0.4)	—	(0.5)	13.9
Total inventory/commodity realized hedging gain (loss)	(19.5)	—	—	3.3	(16.2)
Total inventory/commodity hedging gain (loss)	$(4.7)	$(0.4)	$—	$2.8	$(2.3)

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
	Three Months Ended December 31, 2019
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$5.7	$—	$—	$—	$5.7
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(17.8)	(0.1)	—	1.4	(16.5)
Total inventory/commodity unrealized hedging gain (loss)	(12.1)	(0.1)	—	1.4	(10.8)
Total inventory/commodity realized hedging gain (loss)	(19.5)	(0.2)	—	(6.6)	(26.3)
Total inventory/commodity hedging gain (loss)	$(31.6)	$(0.3)	$—	$(5.2)	$(37.1)

10 |

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
	Year Ended December 31, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$2.2	$—	$—	$—	$2.2
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	18.7	(0.1)	—	1.9	20.5
Total inventory/commodity unrealized hedging gain (loss)	20.9	(0.1)	—	1.9	22.7
Total inventory/commodity realized hedging gain (loss)	(89.0)	1.8	—	(23.0)	(110.2)
Total inventory/commodity hedging gain (loss)	$(68.1)	$1.7	$—	$(21.1)	$(87.5)

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
	Year Ended December 31, 2019
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(9.2)	$—	$—	$—	$(9.2)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(18.7)	(0.4)	—	(3.5)	(22.6)
Total inventory/commodity unrealized hedging gain (loss)	(27.9)	(0.4)	—	(3.5)	(31.8)
Total inventory/commodity realized hedging gain (loss)	60.6	(0.4)	—	(8.9)	51.3
Total inventory/commodity hedging gain (loss)	$32.7	$(0.8)	$—	$(12.4)	$19.5

(1) Represents an Adjusted item in certain of our non-GAAP measures.

11 |

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	366	365
Total sales volume - refined product (average barrels per day)(1)	74,152	75,931	74,075	76,178
Products manufactured (average barrels per day):
Gasoline	42,444	42,347	40,031	40,801
Diesel/Jet	29,935	30,635	29,220	30,673
Petrochemicals, LPG, NGLs	2,114	1,816	2,794	2,798
Other	1,516	1,537	1,461	1,554
Total production	76,009	76,335	73,506	75,826
Throughput (average barrels per day):
Crude oil	68,388	70,284	51,854	70,516
Other feedstocks	7,876	6,355	22,126	5,873
Total throughput	76,264	76,639	73,980	76,389
Total refining revenue ( $ in millions)	$377.3	$552.8	$1,432.2	$2,209.2
Cost of materials and other ($ in millions)	328.9	475.3	1,331.7	1,817.5
Total refining margin ($ in millions) (2)	$48.4	$77.5	$100.5	$391.7
Per barrel of refined product sales:
Tyler refining margin (2)	$7.08	$11.09	$3.71	$14.09
Tyler adjusted refining margin (2)	$1.99	$9.68	$4.78	$12.42
Operating expenses	$3.75	$4.33	$3.45	$3.91
Crude Slate: (% based on amount received in period)
WTI crude oil	92.0%	90.3%	92.0%	89.0%
East Texas crude oil	8.0%	9.7%	8.0%	11.0%

El Dorado, AR Refinery
Days in period	92	92	366	365
Total sales volume - refined product (average barrels per day)(1)	70,781	74,617	75,992	62,420
Products manufactured (average barrels per day):
Gasoline	34,364	37,551	35,480	27,712
Diesel	25,320	27,263	28,429	20,753
Petrochemicals, LPG, NGLs	1,291	1,290	1,772	872
Asphalt	6,781	4,461	6,687	5,533
Other	753	903	789	735
Total production	68,509	71,468	73,157	55,605
Throughput (average barrels per day):
Crude oil	64,301	69,913	70,385	54,420
Other feedstocks	4,078	2,007	2,979	1,576
Total throughput	68,379	71,920	73,364	55,996
Total refining revenue ( $ in millions)	$381.1	$911.6	$1,788.8	$3,291.1
Cost of materials and other ($ in millions)	410.2	876.2	$1,809.3	3,123.0
Total refining margin ($ in millions) (2)	$(29.1)	$35.4	$(20.5)	$168.1
Per barrel of refined product sales:
El Dorado refining margin (2)	$(4.47)	$5.15	$(0.74)	$7.38
El Dorado adjusted refining margin (2)	$(4.63)	$4.24	$(0.74)	$6.89
Operating expenses	$4.09	$5.37	$3.81	$5.73
Crude Slate: (% based on amount received in period)
WTI crude oil	63.2%	41.4%	52.3%	39.3%
Local Arkansas crude oil	19.4%	17.7%	17.8%	23.1%
Other	17.4%	40.9%	29.9%	37.6%

12 |

Refining Segment (continued)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	366	365
Total sales volume - refined product (average barrels per day) (1)	78,387	72,559	65,508	76,413
Products manufactured (average barrels per day):
Gasoline	40,702	36,578	32,340	36,352
Diesel/Jet	26,539	27,025	23,283	27,602
Petrochemicals, LPG, NGLs	3,849	3,705	3,183	3,746
Asphalt	1,594	2,036	1,685	1,870
Other	1,383	1,292	1,119	1,327
Total production	74,067	70,636	61,610	70,897
Throughput (average barrels per day):
Crude oil	72,454	72,338	61,428	72,039
Other feedstocks	2,067	(1,790)	1,078	(453)
Total throughput	74,521	70,548	62,506	71,586
Total refining revenue ( $ in millions)	$427.3	$555.3	$1,531.7	$2,366.5
Cost of materials and other ($ in millions)	427.8	487.0	1,497.2	1,984.6
Total refining margin ($ in millions) (2)	$(0.5)	$68.3	$34.5	$381.9
Per barrel of refined product sales:
Big Spring refining margin (2)	$(0.07)	$10.23	$1.44	$13.69
Big Spring adjusted refining margin (2)	$(0.08)	$10.06	$1.47	$13.56
Operating expenses	$3.95	$5.54	$4.33	$4.35
Crude Slate: (% based on amount received in period)
WTI crude oil	58.9%	74.0%	67.0%	75.5%
WTS crude oil	41.1%	26.0%	33.0%	24.5%

Krotz Springs, LA Refinery
Days in period - based on date acquired	92	92	366	365
Total sales volume - refined product (average barrels per day) (1)	36,219	56,576	61,302	70,511
Products manufactured (average barrels per day):
Gasoline	1,980	32,848	20,615	35,026
Diesel/Jet	5,455	24,823	20,422	28,049
Heavy oils	—	1,198	418	1,131
Petrochemicals, LPG, NGLs	1,647	3,296	2,223	4,647
Other	20,645	—	13,512	26
Total production	29,727	62,165	57,190	68,879
Throughput (average barrels per day):
Crude oil	23,665	59,594	53,875	67,943
Other feedstocks	9,222	317	4,126	(366)
Total throughput	32,887	59,911	58,001	67,577
Total refining revenue ( $ in millions)	$267.5	$458.0	$1,266.6	$2,175.7
Cost of materials and other ($ in millions)	279.5	412.6	1,296.3	1,914.2
Total refining margin ($ in millions)	$(12.0)	$45.4	$(29.7)	$261.5
Per barrel of refined product sales:
Krotz Springs refining margin (2)	$(3.61)	$8.72	$(1.32)	$10.16
Krotz Springs adjusted refining margin (2)	$(3.80)	$7.98	$(1.32)	$9.70
Operating expenses	$5.30	$5.55	$3.97	$4.46
Crude Slate: (% based on amount received in period)
WTI Crude	77.0%	65.4%	70.1%	72.0%
Gulf Coast Sweet Crude	23.0%	34.6%	29.1%	28.0%
Other	—%	—%	0.8%	—%

(1)     Includes inter-refinery sales and sales to other segments which are eliminated in consolidation.
(2)     See Other Items Impacting Refining Margin discussed below.

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Other Items Impacting Refining Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted refining margin, which then was used to calculate Adjusted refining margin per barrel, there were other items that were recognized during the periods that impacted our Refining margins at the refineries. The primary items are as follows:

Other Inventory Impact: "Other inventory impact" is primarily calculated by multiplying the number of barrels sold during the period by the difference between current period weighted average NYMEX WTI purchase cost and per barrel cost of materials and other for the period recognized on a FIFO basis. It assumes no beginning or ending inventory, so that the current period average market price reflects the weighted average NYMEX WTI purchase cost for the current period only, without giving effect to any build or draw on beginning inventory. These amounts are based on management estimates using a methodology including these assumptions, and are not intended to be a true representation of results under LIFO. However, this analysis provides management with a means to compare hypothetical refining margins to current crack spreads, as well as provides a means to better compare our results to peers, the majority of which value inventory on a LIFO basis.

Purchased Product Margins: We buy and sell purchased product to optimize margins and to meet contractual demands, as needed. To the extent that we purchase product to meet contractual demands, such as during turnarounds or unit outages, we are subject to margin risk that is often out of our control. Such margins may have a favorable or unfavorable impact on our refining margins. Such margins are estimated based on accounting information available to management, and are used for management review purposes.

Summary of Other Favorable (Unfavorable) Items Impacting Refining Margin:
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Tyler
Gross Estimated $ Impact
Purchased product margins	$2.3	$0.3	$1.7	$—
Significant impact of fixed price crude transactions (1)	(4.1)	—	95.5	—
	$(1.8)	$0.3	$97.2	$—
El Dorado
Gross Estimated $ Impact
Other inventory impact	$(13.5)	$—	$(65.4)	$—
Purchased product margins	2.9	(3.2)	6.8	10.8
	$(10.6)	$(3.2)	$(58.6)	$10.8
Big Spring
Gross Estimated $ Impact
Other inventory impact	$3.1	$—	$(40.7)	$—
Purchased product margins	(0.6)	(0.6)	(7.4)	1.8
	$2.5	$(0.6)	$(48.1)	$1.8
Krotz Springs
Gross Estimated $ Impact
Other inventory impact	$(3.2)	$—	$(27.7)	$—
Purchased product margins	(0.1)	1.1	(33.6)	5.5
	$(3.3)	$1.1	$(61.3)	$5.5
(1) We enter into a significant number of physical forward contracts for crude in order to optimize our crude cost across refineries, and which are reflected as changes in our cost of materials and other when realized, under the normal purchase normal sale provisions of GAAP. During the optimization process, the majority of these crude physical contracts are transacted at Tyler. Such physical crude, once fully optimized and physically delivered and available for production, is transferred to the appropriate refinery's inventory at realized cost. Additionally, we routinely hedge our inventory positions based on segment-wide strategies, which are included in our refining segment contribution margin but are not necessarily specifically designated to specific refineries or identifiable trades. As a result, the refineries recognize actual realized inventory cost based on the physical contracts, whereas offsetting hedges are reflected only in the overall refining segment refining and contribution margins. Typically, such offsetting hedges are not material to any particular refinery, because of the segment-wide strategies employed. However, because of the historic volatility in the crude market during 2020 and the fact that we transact the majority of our optimization transactions at Tyler, the Tyler margins were impacted by relatively large fixed price crude transaction losses during 2020. Such losses were hedged in the refining segment but outside the Tyler refining margins, resulting in a corresponding realized hedging gain of $4.1 million pre-tax for the quarter ended December 31, 2020. On a year-to-date basis, the impact of these fixed price crude transactions on the Tyler refining margin was a benefit of $95.5 million, where the offsetting net hedging loss was recognized separately.

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Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
	Three Months Ended December 31,		Year Ended December 31,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek refineries	2,598	908	2,010	894
El Dorado refined product sales to other Delek refineries	477	4,894	924	5,039
Big Spring refined product sales to other Delek refineries	830	398	1,356	990
Krotz Springs refined product sales to other Delek refineries	259	12,552	190	9,734

Refinery Sales to Other Segments
	Three Months Ended December 31,		Year Ended December 31,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek segments	639	429	1,623	252
El Dorado refined product sales to other Delek segments	10	11	94	83
Big Spring refined product sales to other Delek segments	21,891	24,075	22,601	25,223
Krotz Springs refined product sales to other Delek segments	439	1,030	362	462

Pricing statistics
(average for the period presented)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$42.63	$56.88	$39.89	$56.99
WTI — Midland crude oil (per barrel)	$43.07	$57.80	$40.02	$56.31
WTS -- Midland crude oil (per barrel) (1)	$43.16	$57.21	$39.96	$56.27
LLS (per barrel) (1)	$44.14	$60.68	$41.56	$62.65
Brent crude oil (per barrel)	$45.26	$62.39	$43.24	$64.14

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$7.83	$14.27	$8.18	$15.77
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$8.08	$14.86	$8.70	$16.71
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$4.46	$10.40	$4.65	$9.90

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$1.17	$1.58	$1.09	$1.63
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.24	$1.87	$1.19	$1.88
U.S. Gulf Coast high sulfur diesel (per gallon)	$1.13	$1.76	$1.06	$1.76
Natural gas (per MMBTU)	$2.76	$2.41	$2.13	$2.53

(1)    For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and East Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

15 |

Delek US Holdings, Inc.
Reconciliation of Refining margin per barrel to Adjusted Refining margin per barrel (1)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Combined Refineries
Reported refining margin, $ per barrel	$0.24	$7.62	$0.74	$10.12
Adjusting items:
Net inventory LCM valuation loss (benefit)	(1.32)	(0.71)	0.26	(0.44)
RIN waiver	—	—	—	(0.10)
Adjusted refining margin $/bbl	$(1.08)	$6.91	$1.00	$9.58

Tyler (2)
Reported refining margin, $ per barrel	$7.08	$11.09	$3.71	$14.09
Adjusting items:
Net inventory LCM valuation loss (benefit)	(5.09)	(1.41)	1.07	(1.37)
RIN waiver	—	—	—	(0.30)
Adjusted refining margin $/bbl	$1.99	$9.68	$4.78	$12.42

El Dorado (3)
Reported refining margin, $ per barrel	$(4.47)	$5.15	$(0.74)	$7.38
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.16)	(0.91)	—	(0.17)
RIN waiver	—	—	—	(0.32)
Adjusted refining margin $/bbl	$(4.63)	$4.24	$(0.74)	$6.89

Big Spring (4)
Reported refining margin, $ per barrel	$(0.07)	$10.23	$1.44	$13.69
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.01)	(0.17)	0.03	(0.13)
Adjusted refining margin $/bbl	$(0.08)	$10.06	$1.47	$13.56

Krotz Springs (5)
Reported refining margin, $ per barrel	$(3.61)	$8.72	$(1.32)	$10.16
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.19)	(0.74)	—	(0.27)
RIN waiver	—	—	—	(0.19)
Adjusted refining margin $/bbl	$(3.80)	$7.98	$(1.32)	$9.70

(1)Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. Additionally, management evaluates other impacts to refining margin by refinery which may not represent adjustments, but which provide information useful for evaluating the results compared to current crack spreads and peers. See the 'Other Items Impacting Refining Margin' for further discussion.
(2)Tyler adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was a net valuation benefit of approximately $34.7 million and $9.9 million in the fourth quarter 2020 and 2019, respectively. There was approximately $29.1 million of net valuation loss and $38.2 million of net valuation benefit for the year ended December 31, 2020 and 2019, respectively.
RIN waiver - In August 2019, the Tyler, Texas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $8.5 million recognized in the third quarter 2019.
    Note also that Tyler's Refining margin per barrel and the Adjusted refining margin per barrel for the three months ended December 31, 2020 both reflect the $(4.1) million margin impact of unfavorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging gains of approximately $4.1 million, and the Refining margin per barrel and the Adjusted refining margin per barrel for the year ended December 31, 2020 both reflect the $95.5 million margin

16 |

benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(95.5) million Giving effect to the related hedging gains (losses), both the Refining margin per barrel and the Adjusted refining margin per barrel would have increased by $0.57 for the three months ended December 31, 2020, and would have decreased by $(3.34) for the year ended December 31, 2020. See further discussion in the section 'Other Items Impacting Refining Margin' previously presented.
(3)El Dorado Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $1.0 million and $6.3 million of net valuation benefit in the fourth quarter 2020 and 2019, respectively. There was approximately $0.1 million and $3.8 million of net valuation benefit for the year ended December 31, 2020 and 2019, respectively.
RIN waiver - In August 2019, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $7.4 million recognized in the third quarter 2019.
(4)Big Spring Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.1 million and $1.1 million of net valuation benefit in the fourth quarter 2020 and 2019, respectively. There was approximately $0.7 of net valuation loss and approximately $3.5 million of net valuation benefit for the year ended December 31, 2020 and 2019, respectively.
(5)Krotz Springs Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.6 million and $3.9 million of net valuation benefit in the fourth quarter 2020 and 2019, respectively. There was nominal net valuation benefit and approximately $7.0 million for the year ended December 31, 2020 and 2019, respectively.
RIN waiver - In August 2019, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $4.9 million recognized in the third quarter 2019.

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	66,521	69,910	74,179	49,485
Refined products pipelines	48,900	53,960	53,702	37,716
SALA Gathering System	13,308	15,919	13,466	15,325
East Texas Crude Logistics System	16,719	16,612	15,960	19,927
Big Spring Gathering System (3)	76,795	—	82,817	—
Plains Connection System (3)	120,304	—	104,770	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	73,584	73,016	71,182	74,206
West Texas wholesale marketing throughputs (average bpd)	9,915	9,972	11,264	11,075
West Texas wholesale marketing margin per barrel	$2.36	$3.12	$2.37	$4.44
Big Spring wholesale marketing throughputs (average bpd)	84,219	79,985	76,345	82,695
Terminalling throughputs (average bpd) (2)	153,243	160,298	147,251	160,075
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.
(3) Throughputs for the Big Spring Gathering System and the Plains Connection System are for the approximately 275 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.

17 |

Retail Segment	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Number of stores (end of period)	253	252	253	252
Average number of stores	253	258	253	266
Average number of fuel stores	248	251	248	259
Retail fuel sales (thousands of gallons)	41,453	51,518	176,924	214,094
Average retail gallons sold per average number of fuel stores (in thousands)	167	205	715	827
Average retail sales price per gallon sold	$2.03	$2.42	$2.02	$2.45
Retail fuel margin ($ per gallon) (1)	$0.33	$0.29	$0.35	$0.28
Merchandise sales (in millions)	$75.9	$72.9	$323.8	$313.1
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$1.3	$1.2
Merchandise margin %	30.1%	30.6%	31.0%	30.8%

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Same-Store Comparison (2)	(Unaudited)		(Unaudited)

Change in same-store fuel gallons sold	(22.7)%	2.4%	(17.3)%	2.9%
Change in same-store merchandise sales	2.2%	0.5%	6.2%	(1.0)%
(1)Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.
(2)Same-store comparisons include period-over-period changes in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$(293.2)	$32.7	$(608.0)	$310.6
Adjusting items
Net inventory LCM valuation (benefit) loss	(36.4)	(20.8)	29.2	(52.3)
Tax effect	8.5	4.9	(6.8)	12.3
Net after-tax inventory LCM valuation (benefit) loss	(27.9)	(15.9)	22.4	(40.0)

Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.7)	16.5	(20.5)	22.6
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4	—	1.4	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(17.3)	16.5	(19.1)	22.6
Tax effect	4.1	(3.7)	4.5	(5.1)
Net after-tax unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(13.2)	12.8	(14.6)	17.5

Non-cash change in fair value of Supply and Offtake ("S&O") Obligation associated with hedging activities (1)	8.3	—	6.9	—
Tax effect	(1.8)	—	(1.5)	—
Net after-tax non-cash change in fair value of S&O Obligation associated with hedging activities	6.5	—	5.4	—

Goodwill impairment expense	126.0	—	126.0	—
Tax effect	(5.2)	—	(5.2)	—
Net after-tax goodwill impairment expense	120.8	—	120.8	—

Gain from sale of Bakersfield non-operating refinery	—	—	(56.8)	—
Tax effect	—	—	13.5	—
Net gain from sale of Bakersfield non-operating refinery	—	—	(43.3)	—

COVID-related severance costs	3.9	—	8.5	—
Tax effect	(0.9)	—	(2.0)	—
Net after-tax COVID-related severance costs	3.0	—	6.5	—

Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	6.7
Tax effect	—	—	—	(1.5)
Net after-tax non-operating pre-acquisition litigation contingent losses and related legal expenses	—	—	—	5.2

Retroactive biodiesel tax credit (2)	—	(36.0)	—	(36.0)
Tax effect	—	0.1	—	0.1
Net after-tax retroactive biodiesel tax credit	—	(35.9)	—	(35.9)

Non-operating write-off of pre-acquisition asset	—	4.8	—	4.8
Tax effect	—	(1.1)	—	(1.1)
Net after-tax of non-operating write-off of pre-acquisition asset	—	3.7	—	3.7

Discontinued operations (income) loss	—	(7.6)	—	(6.6)
Tax effect	—	1.6	—	1.4
Net after-tax discontinued operations (income) loss	—	(6.0)	—	(5.2)
Tax benefit from loss carryback provided by CARES Act (3)	—	—	(16.8)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(22.3)	—

Total after tax adjusting items	89.2	(41.3)	58.1	(54.7)

Adjusted net income (loss)	$(204.0)	$(8.6)	$(549.9)	$255.9

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(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.
(2) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 but that was attributable to 2018 has been adjusted out of both the three months and year ended December 31, 2019 for comparability.
(3) As a result of the reinstatement of the tax-loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), we recognized an additional tax benefit during the year ended December 31, 2020 from applying the carryback to periods with a 35% tax rate.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Reported diluted income (loss) per share	$(3.98)	$0.44	$(8.26)	$4.06

Adjusting items, after tax (per share) (1) (2)
Net inventory LCM valuation loss (benefit)	(0.38)	(0.21)	0.30	(0.52)
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.18)	0.17	(0.20)	0.23
Non-cash change in fair value of S&O Obligation associated with hedging activities	0.09	—	0.07	—
Goodwill impairment expense	1.64	—	1.64	—
Gain from sale of Bakersfield non-operating refinery	—	—	(0.59)	—
COVID-related severance costs	0.04	—	0.09	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	0.07
Retroactive biodiesel tax credit	—	(0.48)	—	(0.47)
Non-operating write-off of pre-acquisition asset	—	0.05	—	0.05
Discontinued operations (income) loss	—	(0.08)	—	(0.07)
Tax benefit from loss carryback provided by CARES Act	—	—	(0.23)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(0.30)	—

Total adjusting items	1.21	(0.55)	0.78	(0.71)
Adjusted net income (loss) per share	$(2.77)	$(0.11)	$(7.48)	$3.35
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$(293.2)	$32.7	$(608.0)	$310.6

Add:
Interest expense, net	30.8	33.4	125.7	119.8
Income tax (benefit) expense - continuing operations	(58.1)	(12.1)	(192.7)	71.7
Depreciation and amortization	90.2	47.6	267.6	194.3
EBITDA	(230.3)	101.6	(407.4)	696.4

Adjusting items
Net inventory LCM valuation (benefit) loss	(36.4)	(20.8)	29.2	(52.3)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.7)	16.5	(20.5)	22.6
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4	—	1.4	—
Total unrealized hedging gain (loss) where the hedged item is not yet recognized in the financial statements	(17.3)	16.5	(19.1)	22.6
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	8.3	—	6.9	—
Goodwill impairment expense	126.0	—	126.0	—
Gain from sale of Bakersfield non-operating refinery	—	—	(56.8)	—
COVID-related severance costs	3.9	—	8.5	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	6.7
Retroactive biodiesel tax credit (2)	—	(36.0)	—	(36.0)
Non-operating write-off of pre-acquisition asset	—	4.8	—	4.8
Discontinued operations (income) loss, net of tax	—	(6.0)	—	(5.2)
Net income attributable to non-controlling interest	8.2	5.3	37.6	25.6
Total Adjusting items	92.7	(36.2)	132.3	(33.8)

Adjusted EBITDA	$(137.6)	$65.4	$(275.1)	$662.6

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.
(2) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 but that was attributable to 2018 has been adjusted out of both the three months and year ended December 31, 2019 for comparability.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining		Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(82.0)		$62.2	$12.7	$(25.4)	$(32.5)

Adjusting items
Net inventory LCM valuation (benefit) loss	(36.4)		—	—	—	(36.4)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(19.6)		0.4	—	0.5	(18.7)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4		—	—	—	1.4
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.2)		0.4	—	0.5	(17.3)
COVID-related severance costs	1.4		0.3	0.3	0.2	2.2
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	8.3		—	—	—	8.3
Total Adjusting items	(44.9)	-44900000	0.7	0.3	0.7	(43.2)
Adjusted segment contribution margin	$(126.9)		$62.9	$13.0	$(24.7)	$(75.7)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics		Retail		Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$127.8	$42.5		$12.1		$(11.0)	$171.4

Adjusting items
Net inventory LCM valuation (benefit) loss	(20.8)	—		—		—	(20.8)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	17.8	0.1	—	—	—	(1.4)	16.5
Retroactive biodiesel tax credit (2)	(36.0)	—		—		—	(36.0)
Total Adjusting items	(39.0)	0.1		—		(1.4)	(40.3)
Adjusted segment contribution margin	$88.8	$42.6		$12.1		$(12.4)	$131.1

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Year Ended December 31, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(330.5)	$238.1	$67.6	$(74.4)	$(99.2)

Adjusting items
Net inventory LCM valuation (benefit) loss	29.4	(0.1)	—	(0.1)	29.2
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.7)	0.1	—	(1.9)	(20.5)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4	—	—	—	1.4
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(17.3)	0.1	—	(1.9)	(19.1)
COVID-related severance costs	3.7	0.5	0.7	0.4	5.3
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	6.9	—	—	—	6.9
Total Adjusting items	22.7	0.5	0.7	(1.6)	22.3
Adjusted segment contribution margin	$(307.8)	$238.6	$68.3	$(76.0)	$(76.9)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Year Ended December 31, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$777.9	$173.4	$58.5	$(51.0)	$958.8

Adjusting items
Net inventory LCM valuation (benefit) loss	(52.2)	(0.1)	—	—	(52.3)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	18.7	0.4	—	3.5	22.6
Retroactive biodiesel tax credit (2)	(36.0)	—	—	—	(36.0)
Total Adjusting items	(69.5)	0.3	—	3.5	(65.7)
Adjusted segment contribution margin	$708.4	$173.7	$58.5	$(47.5)	$893.1
(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.
(2) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 but that was attributable to 2018 has been adjusted out of both the three months and year ended December 31, 2019 for comparability.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Refining Segment Gross Margin (Loss) to Refining Margin	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenues	$1,449.3	$2,161.9	$5,817.7	$8,798.5
Cost of sales	1,597.3	2,069.5	6,346.5	8,154.9
Gross margin (loss)	(148.0)	92.4	(528.8)	643.6
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	100.2	135.7	402.7	492.4
Depreciation and amortization	66.0	35.4	198.3	134.3
Refining margin	$18.2	$263.5	$72.2	$1,270.3

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

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